Exhibit 23.1
[Coopers & Lybrand]

Consent of Independent Accounts

We consent to the inclusion in this registration statement on Form S-1 (File No. 2-00000) of our report dated March 18, 1996, except for the second paragraph in Note 6 and Note 18, as to which the date is July 29, 1996, and our report dated June 14, 1996, on our audits of the consolidated financial statements and consolidated financial statement schedules of Symons International Group, Inc. and Superior Insurance Company, Inc., respectively. We also consent to the reference to our firm under the captions "Selected Financial Data" and Experts."



                                                    /s/ Coopers & Lybrand


Indianapolis, Indiana
July 29, 1996